Exhibit 99.1

QVC, INC. ANNOUNCES RESULTS OF PRIVATE EXCHANGE OFFERS FOR OUTSTANDING 2027 AND 2028 NOTES

Approximately 89% principal amount of 2027 and 2028 notes successfully tendered

WEST CHESTER, Pa. (September 23, 2024) — QVC, Inc. (“QVC”) announced today the results of its previously announced exchange offers (each, an “Exchange Offer,” and collectively, the “Exchange Offers”) for any and all of the outstanding notes listed in the table below (collectively, the “Old Notes”) for its newly-issued 6.875% Senior Secured Notes due April 2029 (the “New Notes”) and, as applicable, cash, on the terms and subject to the conditions set forth in the Offering Memorandum, dated September 11, 2024 (as supplemented, the “Offering Memorandum” and, together with the eligibility letter and the notice of guaranteed delivery, the “Exchange Offer Documents”).

The Exchange Offers expired at 5:00 p.m., New York City time, on September 20, 2024 (the “Expiration Date”). The settlement date for the Exchange Offers (the “Settlement Date”) is expected to be September 25, 2024. The table below provides the aggregate principal amount of each series of Old Notes that were validly tendered and not validly withdrawn at or prior to the Expiration Date, excluding any Old Notes submitted using the notice of guaranteed delivery. The completion of the Exchange Offers improves QVC’s credit profile with a reduced debt balance and extended maturity profile, supporting a potential future extension of QVC and its affiliates’ existing senior secured credit facility.

Title of Series of Old Notes to be Tendered	CUSIP*	Principal Amount Tendered(1)(2)	Percentage Tendered(1)(2)
4.750% Senior Secured Notes due 2027 (the “2027 Notes”)	747262 AY9	$531.1 million	92.4%
4.375% Senior Secured Notes due 2028 (the “2028 Notes”)	747262 AZ6	$427.0 million	85.4%
*	No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Old Notes or as contained in this press release, and reliance may be placed only on the other identification printed on the Old Notes. The CUSIP number is included herein solely for the convenience of the registered owners of the Old Notes.

(1) Based on information provided by the exchange agent to QVC as of the Expiration Date.

(2) The principal amounts and percentage tendered as reflected in the table above (a) do not include $15.3 million aggregate principal amount of 2027 Notes and $31.0 million aggregate principal amount of 2028 Notes that were submitted pursuant to the guaranteed delivery procedures and (b) include Old Notes that were validly tendered to QVC at or prior to the Expiration Date in its offers to purchase Old Notes from holders who were not Eligible Holders. Additional Old Notes may be tendered in QVC’s offers to holders who were not Eligible Holders as such offers expire at a later date.

QVC expects all of the conditions to each Exchange Offer, as described in the Offering Memorandum, to be satisfied prior to the Settlement Date. Accordingly, QVC expects to accept all of the Old Notes validly tendered and not validly withdrawn. Upon the terms and subject to the conditions set forth in the Exchange Offer Documents, Eligible Holders (as defined in the Exchange Offer Documents) who (i) validly tendered and who did not validly withdraw Old Notes at or prior to the Expiration Date or (ii) delivered a properly completed and duly executed notice of guaranteed delivery and all other required documents at or prior to the Expiration Date and tender their Old Notes at or prior to 5:00 p.m., New York City time, on September 24, 2024 pursuant to the guaranteed delivery procedures, and whose Old Notes are accepted for exchange by QVC, will receive the applicable Total Exchange Consideration (as defined in the Exchange Offer Documents) in the form of New Notes and, as applicable, cash, as well as cash for accrued and unpaid interest from the last applicable interest payment date to, but excluding, Settlement Date.

Upon the terms and subject to the conditions set forth in the offering documents, on the Settlement Date QVC expects to deliver an aggregate principal amount of approximately $604.5 million in New Notes in exchange for the Old Notes validly tendered and accepted by QVC and approximately $352.0 million in cash in exchange for the Old Notes validly tendered and accepted by QVC in the Exchange Offers and its offers to purchase Old Notes from holders who were not Eligible Holders, plus accrued and unpaid interest from the last interest payment date to, but excluding, the Settlement Date, without giving effect to any Old Notes that may be tendered through the guaranteed delivery procedures or in QVC’s offers to holders who were not Eligible Holders after the Expiration Date. Liberty Interactive LLC (“LI LLC”), a wholly owned subsidiary of Qurate Retail, Inc., which is the indirect parent of QVC, through its subsidiaries, will contribute approximately $277.0 million in cash to fund a portion of the cash consideration to be paid in all the offers. The actual aggregate principal amounts of New Notes and the amount of cash that will be issued and paid on the Settlement Date and contributed by LI LLC are subject to change based on deliveries under the guaranteed delivery procedures and final validation of tenders, including compliance with the minimum denomination requirements.

The Exchange Offers were made to Eligible Holders pursuant to the Exchange Offer Documents, copies of which may be requested from the information agent, D.F. King & Co., Inc., at (800) 628-8510 (Toll-Free) or (212) 269-5550, by email at QVC@dfking.com, or via the following web address: www.dfking.com/QVC.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Old Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute a solicitation for an offer to purchase any security, including the Old Notes or the New Notes.

The New Notes have not been, and will not be, registered under the Securities Act or any state securities laws and, unless so registered, may not be re-offered or re-sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the Exchange Offers and their expected completion. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability to satisfy the conditions to the Exchange Offers. These forward-looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Forms 10-K and 10-Q, for additional information about QVC and about the risks and uncertainties related to the business of QVC which may affect the statements made in this press release.

Contacts:

Shane Kleinstein

720-875-5432

QVC Media Relations

484-701-1647

Source: QVC, Inc.

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